Press Release

January 18, 2007
FOR IMMEDIATE RELEASE
For more information contact:
Doug Gulling, Executive Vice President and Chief Financial Officer (515) 222-2309

WEST BANCORPORATION, INC. ANNOUNCES QUARTERLY DIVIDEND AND RESULTS FOR 4TH QUARTER AND THE YEAR 2006

West Des Moines, IA – West Bancorporation, Inc. (WTBA) (the “Company”), parent company of West Bank and WB Capital Management Inc. (“WB Capital”), reports net income of $5,003,000, or $0.29 per share, for the fourth quarter of 2006, compared to $5,285,000, or $0.30 per share, for the fourth quarter of 2005. The return on average equity and return on average assets were 17.85 percent and 1.54 percent, respectively, for the fourth quarter of 2006.

During the fourth quarter, the outstanding balance of the loan and investment security portfolios declined slightly. As a result, maturing brokered and public unit certificates of deposit were not renewed. Short-term borrowings increased due to the seasonal inflow of fed funds purchased from community banks in Iowa. Long-term borrowings in the form of Federal Home Loan Bank advances increased as a result of changes within that portfolio. Approximately $30 million of FHLB advances with an average remaining life of three years and a weighted average cost of 4.32% were prepaid. A portion of those advances were acquired in the Hawkeye State Bank transaction in 2003 and had an unamortized purchase accounting premium associated with them totaling approximately $900,000. There were prepayment penalties totaling $400,000. The net result of this transaction was a reduction in interest expense for the fourth quarter of approximately $500,000. Two advances totaling $50 million were obtained with a weighted average cost of 4.12%. Both advances were for $25 million and have a term of ten years, however one advance is callable after one year, and the other advance is callable after three years. The net increase in funding obtained through the FHLB transactions allowed additional reductions of higher priced brokered and public unit certificates of deposit.

Net income for the year ended December 31, 2006, was $19,407,000, compared to $20,075,000 for 2005. Earnings per share were $1.11 compared to $1.14 for 2005. This performance for 2006 resulted in a return on average equity of 18.08 percent and a return on average assets of 1.49 percent. As of December 31, 2006, equity as a percentage of total assets was 8.97 percent.

The Company’s net income for the year 2006 was $668,000 lower than 2005. Net income from West Bank was $127,000 higher than last year while net income from WB Capital was $135,000 lower. Investors Management Group, Ltd.(“IMG”) was acquired at the end of last year and merged with VMF Capital to become WB Capital Management Inc. in the fourth quarter of 2006. The time involved in merging the two companies detracted from new sales efforts. Additional expenses at the holding company associated with the IMG purchase account for the remaining decline in net income.

Asset quality as of December 31, 2006, improved when compared to a year ago. Non-accrual loans at December 31, 2006 totaled $495,000, down from $4,145,000 last year end. Loans past due 90 days or more and still accruing interest as of the end of 2006 totaled $155,000 compared to $767,000 a year ago. Other real estate owned was $2,002,000 and $496,000 at December 31, 2006 and 2005, respectively. The balance at December 31, 2006 includes farmland carried at $1.6 million. This asset is expected to be sold in the first half of 2007. No loss is expected on this property. The allowance for loan losses as a percent of total loans was .94 percent as of December 31, 2006 compared to .88 percent a year earlier. Nonperforming assets as a percentage of loans at December 31, 2006 was 0.29 percent compared to 0.62 percent a year ago.

As previously announced, the lawsuit disclosed at the end of the second quarter in which West Bank was named a defendant with three other parties was dismissed in December 2006 pursuant to a settlement agreement between all parties. The settlement agreement released West Bank from any and all liability related to alleged actions underlying the lawsuit. West Bank did not contribute monetarily to the settlement and recovered substantially all of its costs associated with the defense of this action. West Bank also recovered its principal and substantially all related interest from the attempted purchase of the note involved in the lawsuit.

On January 17, 2007, the Board of Directors of West Bancorporation, Inc. declared a regular quarterly dividend of $0.16 per common share of outstanding stock. The dividend is payable on February 14, 2007, to shareholders of record on January 29, 2007. As of January 17, 2007, there were 17,536,682 shares of common stock outstanding.

The Company will discuss its results for 2006, in a conference call scheduled for 2:00 p.m. central time on Monday, January 22, 2007. The telephone number for the conference call is 877-407-0778. A transcript of the conference call will be available at the investors section of the Company’s website (www.westbankiowa.com). A replay of the conference call will be available until January 26, 2007 at 877-660-6853. Replay pass code: 226739. Account # 286. (Both numbers are required for the replay.)

West Bancorporation, Inc. is headquartered in West Des Moines, Iowa. Serving Iowans since 1893, West Bank, a wholly owned subsidiary of West Bancorporation, Inc., is a community bank that focuses on lending, deposit services and trust services for consumers and small to medium sized businesses. The Bank has two full-service offices in Iowa City, one full-service office in Coralville, and eight full-service offices in the greater Des Moines area. WB Capital Management Inc., a wholly owned subsidiary of West Bancorporation, Inc., has offices in Cedar Rapids and West Des Moines, Iowa, and provides portfolio management services to individuals, retirement plans, corporations, public funds, mutual funds, foundations, endowments and high net worth individuals.

The information contained in this Press Release may contain forward-looking statements about the Company’s growth and acquisition strategies, new products and services, and future financial performance, including earnings and dividends per share, return on average assets, return on average equity, efficiency ratio and capital ratio. Certain statements in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking information is based upon certain underlying assumptions, risks and uncertainties. Because of the possibility of change in the underlying assumptions, actual results could differ materially from these forward-looking statements. Risks and uncertainties that may affect future results include: competitive pressures, pricing pressures on loans and deposits, actions of bank and non-bank competitors, changes in local and national economic conditions, changes in regulatory requirements, actions of the Securities and Exchange Commission and/or the Federal Reserve Board, and customer’s acceptance of the Company’s products and services. The Company undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

WEST BANCORPORATION, INC. AND SUBSIDIARIES
Financial Information (unaudited)
(in thousands, except per share data)

	December 31,	December 31,
CONSOLIDATED STATEMENTS OF CONDITION	2006	2005
Assets
Cash and due from banks	$35,063	$39,424
Short-term investments	615	1,241
Securities	261,578	274,719
Loans	904,422	867,504
Allowance for loan losses	(8,494)	(7,615)

Loans, net	895,928	859,889
Goodwill and other intangible assets	27,917	27,116
Bank-owned life insurance	22,956	22,099
Other assets	24,479	19,892
Total assets	$1,268,536	$1,244,380

Liabilities and Stockholders’ Equity

Deposits:
Noninterest-bearing	$203,964	$207,493
Interest-bearing
Demand	57,605	48,630
Savings	234,240	295,068
Time	429,525	393,702

Total deposits	925,334	944,893
Short-term borrowings	111,275	89,480
Long-term borrowings	106,019	99,188
Other liabilities	12,096	6,298
Stockholders’ equity	113,812	104,521
Total liabilities and stockholders’ equity	$1,268,536	$1,244,380

	PER COMMON SHARE (1)		MARKET INFORMATION (1)(2)
	Net Income	Dividends	High	Low
2006
1st quarter	$0.26	$0.152	$18.95	$16.67
2nd quarter	0.28	0.152	19.98	15.24
3rd quarter	0.28	0.160	18.10	15.61
4th quarter	0.29	0.160	19.02	16.69
2005
1st quarter	0.28	0.152	18.33	15.17
2nd quarter	0.28	0.152	18.18	14.61
3rd quarter	0.28	0.152	19.07	16.43
4th quarter	0.30	0.152	19.00	16.67
(1) In July 2006, the Company’s Board of Directors authorized a 5% stock dividend. Per share numbers in this report have been adjusted for that stock dividend.
(2) The prices shown are the high and low sale prices for the Company’s common stock, which trades on the NASDAQ National Market, under the symbol WTBA. The market quotations, reported by NASDAQ, do not include retail markup, markdown or commissions.

WEST BANCORPORATION, INC. AND SUBSIDIARIES
Financial Information (continued)
(unaudited)
(in thousands, except per share data)

	Three months ended		Year ended
	December 31,		December 31,
CONSOLIDATED STATEMENTS OF OPERATION	2006	2005	2006	2005
Interest income
Loans	$17,172	$14,565	$67,176	$50,361
Securities	2,878	2,909	11,657	12,702
Other	270	107	903	412
Total interest income	20,320	17,581	79,736	63,475

Interest expense
Deposits	7,759	5,064	31,469	15,941
Short-term borrowings	1,401	1,320	4,048	4,167
Long-term borrowings	1,195	1,257	5,152	4,994
Total interest expense	10,355	7,641	40,669	25,102

Net interest income	9,965	9,940	39,067	38,373
Provision for loan losses	375	450	1,725	1,775
Net interest income after provision for loan losses	9,590	9,490	37,342	36,598

Noninterest income
Service charges on deposit accounts	1,329	1,159	4,821	4,660
Trust services	196	289	767	820
Investment advisory fees	1,677	871	8,040	3,349
Increase in cash value of bank-owned life insurance	220	214	857	843
Net realized gains (losses) from sales of securities
available for sale	(24)	89	(171)	291
Other income	482	328	1,557	1,554
Total noninterest income	3,880	2,950	15,871	11,517

Noninterest expense
Salaries and employee benefits	3,446	2,564	13,937	10,308
Occupancy	885	680	3,433	2,497
Data processing expense	488	371	1,920	1,428
Other expenses	1,268	1,170	5,388	4,412
Total noninterest expense	6,087	4,785	24,678	18,645

Income before income taxes	7,383	7,655	28,535	29,470
Income taxes	2,380	2,370	9,128	9,395
Net income	$5,003	$5,285	$19,407	$20,075

PERFORMANCE HIGHLIGHTS

Return on average equity	17.85%	20.42%	18.08%	20.00%
Return on average assets	1.54%	1.71%	1.49%	1.68%
Net interest margin	3.44%	3.62%	3.38%	3.62%
Efficiency ratio	42.59%	36.08%	43.42%	36.22%